UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
___________________________________

Date of Report (Date of earliest event reported): June 18, 2026

CVR ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33492	61-1512186
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 207-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CVI	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Pytosh Separation Agreement
Effective as of June 18, 2026, Mark A. Pytosh entered into a Separation Agreement (the “Separation Agreement”) with CVR Energy, Inc. (the “Company”) pursuant to which Mr. Pytosh stepped down from (i) his position as President and Chief Executive Officer of the Company and from the Company’s Board of Directors (the “Board”), and (ii) from his position as President and Chief Executive Officer of CVR GP, LLC (“CVR GP”), the general partner of CVR Partners, LP (NYSE: UAN) (“CVR Partners”), a controlled subsidiary of the Company, and from the Board of Directors of CVR GP (the “CVR GP Board”).
Pursuant to the Separation Agreement, and subject to Mr. Pytosh’s non-revocation of the Separation Agreement and his continued compliance with the terms and conditions thereof, Mr. Pytosh will receive a separation payment of $3,000,000, less applicable withholdings, of which $1,500,000 will be payable in a lump sum within fifteen (15) days following the date the release becomes effective and irrevocable and the remaining $1,500,000 will be payable in a lump sum within fifteen (15) days following the nine (9)-month anniversary of such date. Mr. Pytosh is also entitled to receive his regular pay through the separation date and payment for accrued and unused paid time off.
The Separation Agreement provides that Mr. Pytosh will remain subject to the post-employment obligations contained in his employment agreement, dated July 28, 2025, including the confidentiality, non-competition, non-solicitation and proprietary rights provisions contained therein; provided that the non-competition restriction period has been reduced from eighteen (18) months to nine (9) months. The Separation Agreement further provides that, for a period of three (3) years following the separation date, Mr. Pytosh will not circumvent, or attempt to circumvent, the Company’s or any of its affiliates’ evaluation, pursuit, negotiation, consummation, or implementation of any business combination, acquisition or other strategic transaction identified as under consideration by the Company or any of its affiliates as of the separation date. The Separation Agreement also contains continuing obligations relating to confidentiality, non-disparagement, cooperation and return of property.
The Separation Agreement also contains other terms customary for agreements of this type, including a general release of claims in favor of the Company, its affiliates and related parties.
The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K (“Current Report”) and is incorporated herein by reference.
Appointment of Principal Executive Officer
Effective as of June 18, 2026, the Board and the CVR GP Board appointed Dane J. Neumann (i) President, Chief Executive Officer and Director of the Company and (ii) President and Chief Executive Officer of CVR GP. In connection with such appointment, the Company entered into an Employment Agreement (the “Employment Agreement”) with Mr. Neumann. Following the appointment, Mr. Neumann will be the Company’s principal executive officer.
Mr. Neumann, age 42, has served as Executive Vice President, Chief Financial Officer & Assistant Secretary of the Company and the general partner of CVR Partners since October 2021, and as Treasurer of both companies since February 2022.
The Employment Agreement provides for an initial three (3)-year term which extends automatically for successive one-year renewal terms, unless either the Company or Mr. Neumann provides six (6) months’ notice of its or his (as applicable) intent to not extend the term.
Under the terms of the Employment Agreement, Mr. Neumann’s annual base salary will be $800,000 and Mr. Neumann will be eligible to receive an annual cash bonus with a target equal to 150% of his base salary under the performance-based bonus plan approved by the Compensation Committee (the “Annual Bonus”). Mr. Neumann is also entitled to participate in the Company’s employee benefit plans on the same basis as other senior executives. In addition, Mr. Neumann is entitled to receive annual long-term incentive awards under the Company’s Third Amended and Restated 2007 Long Term Incentive Plan, or its successor, with an aggregate annual target award opportunity equal to 150% of his base salary, which awards are expected to vest ratably on each of the first three anniversaries of the applicable grant date, subject to certain customary forfeiture and acceleration provisions and the terms of the applicable award agreement and the Plan.

The Employment Agreement also entitles Mr. Neumann to certain severance payments in the event his employment is terminated (a) by the Company without Cause (as defined in the Employment Agreement) or (b) by Mr. Neumann for Good Reason (as defined in the Employment Agreement) (each, a “Qualifying Termination”). Upon a Qualifying Termination, Mr. Neumann will be entitled to receive the following severance payments, subject in each case to applicable deductions and withholdings, as well as other terms and conditions set forth in the Employment Agreement, including Mr. Neumann’s continued compliance with certain restrictive covenants and his timely execution and non-revocation of a release of claims:
•A cash payment equal to 1.5 times the sum of (A) twelve months of base salary plus (B) the average of the annual bonuses actually paid to Mr. Neumann during the three (3) calendar years immediately preceding the date of termination, payable in substantially equal installments over the eighteen (18)-month period following the date of termination (the “Severance Payment”);
•A cash payment equal to the actual Annual Bonus that would have otherwise been earned for the year of termination, based on achievement of the individual and/or corporate performance criteria, prorated based on the date of termination (a “Pro-Rata Bonus”); and
•Accelerated vesting as to 100% of the unvested portion of any then-outstanding Incentive / Phantom Unit Awards (as defined in the Employment Agreement) (“Accelerated LTIP Vesting”), excluding the award of performance share units described below.
Without duplication, if Mr. Neumann experiences a Qualifying Termination during the Change in Control Period (as defined in the Employment Agreement), the Severance Payment and Pro-Rata Bonus will instead be payable in a cash lump sum, provided that such lump sum payment will be reduced by any portion of the Severance Payment and/or Pro-Rata Bonus that was received by Mr. Neumann prior to the consummation of the Change in Control (as defined in the Employment Agreement).
If Mr. Neumann resigns without Good Reason, but provides at least six (6) months’ notice of his intent to resign, he will receive a cash payment equal to the target Annual Bonus, prorated based on the date of termination (a “Target Pro-Rata Bonus”). If the Employment Agreement is terminated due to Mr. Neumann’s death or Disability (as defined in the Employment Agreement), Mr. Neumann will receive a Target Pro-Rata Bonus and Accelerated LTIP Vesting, payable in a lump sum cash payment.
The Employment Agreement also contains other terms customary for agreements of this type, including confidentiality, non-disparagement and non-competition obligations and supersedes all prior agreements and understandings by and between Mr. Neumann and the Company, including, without limitation, the Change in Control and Severance Plan Participation Agreement by and between Mr. Neumann and the Company.
Mr. Neumann will not receive compensation for his service as a member of the Board or its committees as long as he is employed by the Company. Other than the foregoing, the Company is not aware of any transaction in which Mr. Neumann has an interest that would be required to be disclosed under Item 404(a) of Regulation S-K and no arrangement or understanding exists between Mr. Neumann and any other person pursuant to which he was selected as President and Chief Executive Officer or a member of the Board. There are no family relationships between Mr. Neumann and any director or executive officer of the Company.
The foregoing description of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.2 to this Current Report and is incorporated herein by reference.
Neumann Performance Share Unit Agreement
Effective as of June 22, 2026, the Company granted Mr. Neumann a one-time performance share unit award consisting of 27,372 performance share units (the “PSU Award”) under the Third Amended and Restated CVR Energy, Inc. 2007 Long Term Incentive Plan, pursuant to a Performance Share Unit Agreement (the “PSU Agreement”). The PSU Award will vest upon the consummation of a Significant Transaction (as defined in the PSU Agreement). If a Significant Transaction is not consummated within the twelve-month period following the grant date, the PSU Award will be forfeited.
If Mr. Neumann experiences a Qualifying Termination (as defined in the PSU Agreement) prior to the consummation of a Significant Transaction and a Significant Transaction is consummated within sixty (60) days following such termination, Mr. Neumann will remain eligible to receive the PSU Award, subject to execution and non-revocation of a general release of claims. Upon any other type of termination, the PSU Award will be forfeited.
Upon vesting, the PSU Award will be settled in shares of the Company’s common stock within sixty (60) days following the consummation of the Significant Transaction, subject to a thirty-six (36)-month transfer restriction period following the grant date; provided that, the Board or the Compensation Committee may, in its sole discretion, elect to settle all or a portion of the PSU Award in cash. The PSU Agreement also provides for dividend equivalent rights on the performance share units.
The PSU Award is subject to the Company’s Policy for the Recovery of Erroneously Awarded Compensation and the incentive compensation recoupment provisions set forth in the PSU Agreement.
The foregoing description of the PSU Agreement is qualified in its entirety by reference to the PSU Agreement, which is filed as Exhibit 10.3 to this Current Report and is incorporated herein by reference.
Interim Chief Financial Officer Appointment
Also effective as of June 18, 2026, the Board and the CVR GP Board appointed Richard Roberts as Interim Chief Financial Officer and Vice President – Financial Planning & Analysis and Investor Relations of each of the Company and CVR GP. Following the appointment, Mr. Roberts is the principal financial officer of the Company and CVR GP.
Mr. Roberts, age 43, has been employed by a wholly-owned subsidiary of the Company since 2019 serving in various roles of increasing responsibility in the Company’s and CVR GP’s finance organization. Mr. Roberts has over fifteen years of experience in the energy and refining industries in areas of finance, business development, planning and analytics. Before joining the Company, Mr. Roberts spent over ten years in equity research with Scotia Capital and Howard Weil covering the independent refining, integrated oil and midstream energy sectors. Mr. Roberts obtained a Bachelor of Science in Finance from the University of New Orleans and a Master of Finance from Tulane University.
The Company is not aware of any transaction in which Mr. Roberts has an interest that would be required to be disclosed under Item 404(a) of Regulation S-K and no arrangement or understanding exists between Mr. Roberts and any other person pursuant to which he was selected as Interim Chief Financial Officer and Vice President – Financial Planning & Analysis and Investor Relations. There are no family relationships between Mr. Roberts and any director or executive officer of the Company.
Item 8.01. Other Events.
On June 22, 2026, the Company issued a press release announcing leadership changes, which is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
The following exhibit is being “furnished” as part of this Current Report:

Exhibit Number	Exhibit Description

10.1+	Separation Agreement dated as of June 18, 2026, by and between CVR Energy, Inc. and Mark A. Pytosh.
10.2	Employment Agreement dated as of June 18, 2026, by and between CVR Energy, Inc. and Dane J. Neumann.
10.3	Performance Share Unit Agreement dated June 22, 2026, by and between CVR Energy, Inc. and Dane J. Neumann.
99.1	Press release dated June 22, 2026.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

+	Certain portions of this exhibit have been redacted pursuant to Item 601(a)(6) of Regulation S-K because it both (i) is not material and (ii) is the type that the company treats as private or confidential.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2026

CVR Energy, Inc.

By:	/s/ Melissa M. Buhrig
Melissa M. Buhrig
Executive Vice President and Chief Legal Officer